Exhibit 21.1

Athenex, Inc.

March 31, 2016

Subsidiary Companies	Jurisdiction of Incorporation	Ownership
Athenex API Limited	Hong Kong	100%
Athenex Biomedical International Holdings Limited	Hong Kong	100%
Athenex HK Innovative Limited	Hong Kong	100%
Athenex Manufacturing China Limited	British Virgin Islands	100%
Athenex Pharma Solutions, LLC	Delaware	100%
Athenex Pharmaceutical Division, LLC	Delaware	100%
Athenex Pharmaceuticals (China) Limited	Hong Kong	100%
Athenex Pharmaceuticals (Chongqing) Limited	People’s Republic of China	100%
Athenex Pharmaceuticals (Hong Kong) Limited	Hong Kong	100%
Athenex Pharmaceuticals International Holdings Limited	Hong Kong	100%
Athenex Pharmaceuticals LLC	New York	100%
Athenex R&D LLC	Delaware	100%
Athenex Therapeutics Limited	Hong Kong	100%
AtheSino Holdings Limited	British Virgin Islands	100%
Bioksy Investments Ltd.	British Virgin Islands	100%
Chongqing MJ Medical Devices Co., Ltd.	People’s Republic of China	63.3%
Chongqing MJ Medical Sciences Co., Ltd.	People’s Republic of China	95%
Chongqing Taihao Pharmaceutical Co., Ltd.	People’s Republic of China	100%
Chongqing Taurus Pharmaceutical Co., Ltd.	People’s Republic of China	100%
Comprehensive Drug Enterprises Limited	Hong Kong	100%
Excel Bloom Limited	British Virgin Islands	100%
Golden Wood Limited	Hong Kong	100%
Maxinase Life Sciences Limited	Hong Kong	100%
Meridian East Limited	British Virgin Islands	100%
MJ Medical Gel Systems Limited	Hong Kong	95%
Polygum Technologies Limited	Hong Kong	25%
Polymed Therapeutics, Inc.	Texas	100%
Renascence Therapeutics Limited	Hong Kong	29%
TransPKPD, LLC	Delaware	100%